Exhibit (e)(3)

SHAREHOLDER SERVICING
AGREEMENT

THIS SHAREHOLDER SERVING AGREEMENT ("Agreement") made and entered into between ALPS Distributors, Inc. ("ADI"), a Colorado corporation having its principal place of business at 1625 Broadway, Suite 2200, Denver, Colorado 80202, __________________________________________, a _______________________________ company having its principal place of business at______________________________, _________________, _______________(hereinafter "Servicer").

WHEREAS, Servicer desires to enter in this Agreement with ADI to sell shares of The Westcore Trust ("Company"), a registered open-end investment management company, Servicer will provide distribution related, continuing personal services to shareholder and/or administration of shareholder accounts in, to the fund(s) currently offered by the Company.  ADI is the principal underwriter and, agent for the Company.

WHEREAS, Servicer understands that pursuant to the Investment Company Act of 1940, as amended (the "1940 Act"), the mutual fund(s) offered by the Company and distributed by ADI as set forth on Schedule A (each individually a "Fund" and collectively "Funds") have adopted, pursuant to Rule 12b-1 of the 1940 Act, Distribution and Service Plans (each individually a "Plan" and collectively "Plans") with ADI to enable payments to certain entities for distribution assistance and shareholder servicing.

WHEREAS, the term "Prospectus" means the prospectus and, unless the context otherwise requires, the related statement of additional information ("SAI") incorporated therein by reference, as the same are amended and supplemented ("Supplements") from time to time by the Funds.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.   Purchases of Company Shares for Sale to Customers.

(a)  Servicer is hereby appointed as a non-exclusive selling agent of the Company during the term herein specified for the purpose of finding suitable investors for Company's shares as described herein.  Subject to the performance by ADI of its obligations to be performed hereunder and to the completeness and accuracy in all material respects of all the representations and warranties of ADI contained herein, Servicer hereby accepts such agency and agrees on the terms and conditions set forth herein and in each Fund's then-current Prospectus to use reasonable efforts during the term hereof to find suitable investors and to provide ongoing services to such investors for the duration of their investments.  It is understood that the Servicer has no commitment with regard to the sale of the Company's shares other than to use reasonable efforts and shall not prevent Servicer from acting as a selling agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof.  Servicer's agency relationship with ADI hereunder shall continue until the termination of this Agreement.  Any sales of a Fund's shares made prior to the date hereof by Servicer shall be deemed made pursuant to this Agreement.

(b) In offering and selling Company's shares to Servicer's customers, Servicer agrees to act as dealer for Servicer's own account and in no transaction shall the Servicer have any authority to act or hold itself out as agent for ADI or the Company.  ADI acknowledges that customers of Servicer who purchase Fund shares are the Servicer's customers.  Servicer shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission ("SEC") and National Association of Securities Dealers, Inc. ("NASD").

(c) Servicer agrees to offer and sell each Fund's shares to Servicer's customers only at the applicable public offering price, giving effect to any cumulative or quantity discounts or other purchase programs, plans, or services described in the then-current Prospectus.  Servicer agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the then current Prospectus (including any supplements thereto), and to each customer who so requests, a copy of the then-current SAI (including any supplements thereto).

(d) Servicer agrees to purchase Fund's shares from ADI or from Servicer customers.  If Servicer purchases from ADI, Servicer agrees that all such purchases shall be made only: (a) to cover orders already received by Servicer from its customers; (b) for shares being acquired by Servicer's customers pursuant to either the exchange privilege or the reinvestment privilege, as described in the then-current Prospectus of a Fund; (c) for Servicer's own bona fide investment; or (d) for investments by any Internal Revenue Service ("IRS") qualified plan or other trust established for the benefit of Servicer's employees or for investments in Individual Retirement Accounts established by Servicer's employees, and if Servicer so advises ADI in writing prior to any sale of shares pursuant to this subparagraph (d), Servicer agrees to waive all Servicer concessions, if any, to all sales of shares.  If Servicer purchases shares from Servicer customers, Servicer agrees not to purchase shares from Servicer customers at a price lower than the applicable redemption price, determined in the manner described in the then-current Prospectus.  Servicer shall not withhold placing customers' orders for shares so as to profit the Servicer as a result of such withholding (e.g., to include, but not limited to, a change in a Fund's net asset value from that used in determining the offering price to Servicer's customers).

(e) ADI will accept Servicer's purchase orders only at the public offering price applicable to each order, as determined in accordance with the then-current Prospectus.  ADI will not accept from Servicer a conditional order.  All orders redeeming any shares shall be executed in accordance with Rule 22c-1 of the 1940 Act.  All orders are subject to acceptance or rejection by ADI in its sole discretion.  ADI reserves the right, at its discretion and without notice to the Servicer, to suspend sales or to withdraw the offering of a Fund's shares, in whole or in part, or to make a limited offering of any Fund's shares.  The minimum and maximum dollar amounts for purchase of a Fund's shares (and any classes thereto) for any shareholder shall be the applicable minimum or maximum amount described in such Fund's then-current Prospectus and no order for less or more than, as the case may be, such amount will be accepted hereunder.

(f)  The transmission of orders will be governed by instructions that ADI will periodically issue to Servicer.  Servicer must pay for Fund's shares in ‘Federal Funds,’ and ADI must receive Servicer's payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934.  If ADI does not receive Servicer's payment on or before such settlement date, ADI may, without notice, cancel the sale, or, at ADI's option, sell a Fund's shares that Servicer ordered back to the issuing Fund.  ADI will hold Servicer responsible for any loss suffered by ADI or the issuing Fund as a result of Servicer's failure to make payment as required.

(g) Servicer agrees to use the application provided with the Prospectus as the means of placing a customer's order except for accounts opened or maintained pursuant to the networking system of the National Securities Clearing Corporation ("NSCC").  The application will be reviewed by ADI or the Company to determine that all information necessary to issue a Fund's shares has been entered.  Servicer hereby certifies that all of Servicer customers' taxpayer identification numbers ("TIN") or social security numbers ("SSN") furnished to ADI or the Company by Servicer are correct and that ADI or the Company will not open an account without Servicer providing the Company's transfer agent ("Transfer Agent") with the customer's TIN or SSN.

(h) Servicer will comply with all applicable Federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder.  Servicer will not offer shares of any Fund for sale unless such shares are duly registered under all the applicable securities laws, rules and regulations.

(i)  Any transaction in shares of a Fund shall be effected and evidenced by book-entry on the records maintained by the transfer agent.  A confirmation statement evidencing transactions in a Fund's shares will be transmitted to Servicer by the transfer agent.

2.    Account Options.

(a) Servicer may appoint the Transfer Agent as Servicer's agent to execute customers' transactions in a Fund's shares sold to Servicer by ADI in accordance with the terms and provisions of any account, program, plan, or service established or used by Servicer's customers and to confirm each such transaction to Servicer's customers on Servicer's behalf, and at the time of the transaction, Servicer guarantees the legal capacity of its customers so transacting in such Fund shares and any co-owners of such Fund shares.

(b) Unless otherwise instructed by ADI or the Transfer Agent, Servicer may instruct the Transfer Agent to register shares purchased in Servicer's name and account as nominee for Servicer's customers, in which event all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to Servicer, and all confirmations and other communications to shareholders will be transmitted to Servicer.  Servicer shall be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all customers for whom Servicer holds such shares as nominee.  However, the Transfer Agent or the Company shall be responsible for the reasonable costs associated with Servicer forwarding such printed material, confirmations, and communications and shall reimburse Servicer in full for such costs.  Servicer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Servicer is holding such shares.  With respect to customers other than such customers, Servicer shall provide ADI with all information (including, without limitation, certification of TINs and back-up withholding instructions) necessary or appropriate for ADI to comply with any legal and regulatory reporting requirements.

(c)  Accounts opened or maintained pursuant to the networking system of NSCC will be governed by applicable NSCC rules and procedures, and any agreement or other arrangement with ADI relating to networking.

3.    Servicer Compensation.

 (a) Servicer concession, if any, on Servicer's sales of shares of a Fund will be offered as described in the then-current Prospectus or in the applicable schedule of concessions issued by ADI and in effect at the time of ADI sale to Servicer.  Upon written notice to Servicer, ADI, or a Fund, may change or discontinue any schedule of concessions, or issue a new schedule.  Servicer may be deemed to be an underwriter in connection with sales by Servicer of shares of a Fund where Servicer receives all or substantially all of the sales charge as set forth in the then-current Prospectus and, therefore, Servicer may be subject to applicable provisions of the Securities Act of 1933.  Compensation paid, if any, pursuant to a Plan for the sale of certain class of a Fund's shares is described in Agreement Fee Schedule ("Fee Schedule") attached hereto and in such respective Fund's then-current Prospectus.

(b)  ADI is entitled to, if any, a contingent deferred sales charge ("CDSC") on redemptions of applicable class of shares of a Fund, as described in the then-current Prospectus.

(c) In the case of a Fund or class thereof which has adopted a Plan, ADI may elect from time to time to make payments to Servicer as provided under such Plan for such services, and without limitation, some or all of the following: (i) answering inquires regarding a Fund, processing purchases and redemption transactions, assistance in changing account designation and addresses; providing periodic statements, personal services to investors, and/or other services related to the maintenance of shareholder records and; (ii) services that ADI reasonably may request, to the extent permitted by applicable statute, rule, or regulation to provide administrative, distribution, or marketing services in the promotion of a Fund's shares.  Any such payments shall be made in the amount and manner set forth in the applicable Fee Schedule or in the then-current Prospectus.  The Fee Schedule may be discontinued or changed by ADI from time to time and shall be in effect with respect to a Fund which has a Plan and so long as such Fund(s)' Plan remains in effect.  Notwithstanding the foregoing, Servicer acknowledges that any compensation to be paid to the Servicer by ADI is paid from proceeds paid to ADI by a Fund pursuant to its Plan, and to the extent ADI does not receive such proceeds, for any reason, the amounts payable to Servicer will be reduced accordingly.  In the case of a Fund or class thereof that has no currently effective Plan, ADI or Company may, to the extent permitted by applicable law, elect to make payments to Servicer from either's own resources.

(d) Servicer shall furnish to ADI or the Company, on behalf of a Fund, such information in writing as shall reasonably be requested by the Company's Board of Directors/Trustees ("Company's Board") with respect to the fees paid to Servicer pursuant to this Agreement.

(e) In the event that Rule 2830 of the NASD Conduct Rules precludes a Fund or class thereof from imposing, or ADI from receiving, a sales charge (as defined in Rule 2830) or any portion thereof, Servicer shall not be entitled to any payments from ADI hereunder from the date that a Fund or class thereof discontinues or is required to discontinue imposition of some or all of its sales charges.  If a Fund or class thereof resumes imposition of some or all of its sales charge, Servicer will be entitled to payments hereunder or as modified by ADI, if applicable.

(f)  ADI may discontinue paying compensation to Servicer if, at any time, (i) Servicer is not appropriately registered in all capacities necessary to receive such compensation or (ii) Servicer breaches any representation, warranty or covenant contained in this Agreement, as determined by ADI in its sole discretion.  Notwithstanding the foregoing, Servicer shall not be entitled to any compensation in respect of a sale to any investor if ADI determines that another authorized selling agent of ADI is primarily responsible for or should otherwise be credited with such sale.  In making this determination, ADI will endeavor to act fairly.  Any dispute regarding compensation shall be conclusively resolved by ADI.

(g) If, within seven business days after confirmation by ADI of Servicer's original purchase order for shares of a Fund, such shares are repurchased by the issuing Fund or by ADI for the account of such Fund or are tendered for redemption by the customer, Servicer shall promptly refund to ADI the full discount retained by Servicer on the original sale and any distribution and service payments made to Servicer.  Servicer shall refund to the Transfer Agent immediately upon receipt the amount of any dividends or distributions paid to Servicer as nominee for Servicer's customers with respect to redeemed or repurchased Fund's shares to the extent that the proceeds of such redemption or repurchase may include the dividends or distributions payable on such shares.  Servicer shall be notified by ADI of such repurchase or redemption within ten days of such repurchase or redemption.

(h) The provisions of the Distribution Agreement between the Company and ADI, insofar as they relate to a Plan, are incorporated herein by reference.  The provisions under this Agreement, relating to a Plan, shall continue in full force and effect only so long as the continuance of a Plan and the provisions of this Agreement are approved at least annually by a vote of the Company's Board, including a majority of the Company's Board who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to a Plan, cast in person at a meeting called for the purpose of voting thereon.

(i)  The provisions regarding Servicer compensation may be terminated by the vote of a majority of the Company's Board who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of a Plan or in any agreements related to a Plan, or by a vote of a majority of a Fund's outstanding shares, on sixty (60) days' written notice, without payment of any penalty.  Such provisions will be terminated also by any act that terminates this Agreement and shall terminate automatically in the event of the assignment (as that term is defined in the 1940 Act) of this Agreement unless agreed to in writing by the parties.

After the effective date of any change in or discontinuance of any schedule of concessions, distribution payments, or service payments, or the termination of a Plan, such concessions, distribution payments, or service payments will be allowable or payable to Servicer only in accordance with such change, discontinuance, or termination.  Servicer agrees that Servicer will have no claim against ADI, the Company, or a Fund by virtue of any such change, discontinuance, or termination.  In the event of any overpayment by ADI of any concession, distribution payment, or service payment, Servicer will promptly remit such overpayment.

(j)  This Agreement's applicable provisions, regarding compensation, if any, have been adopted pursuant to Rule 12b-1 under the 1940 Act by a Fund's class that may have adopted a Plan, under its respective Plan.

4.    Status as Financial Intermediaries.

(a)    Servicer represents and warrants that Servicer is either:

(i) an investment adviser duly registered under the Investment Advisers Act of 1940 and has submitted a notice filing in each state that requires Servicer to do so, or if Servicer is not registered with the SEC, Servicer represents that Servicer is duly registered as an investment adviser with all appropriate state regulatory agencies. Servicer further represents that Servicer is permitted under any and all applicable laws, rules and regulations to execute, deliver, and perform this Agreement. Servicer further agrees to comply with all applicable Federal and state laws, rules, and regulations of applicable regulatory agencies having jurisdiction (including, but not limited to, the Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules of the NASD, SEC, state securities administrators, and any other regulatory body). Servicer agrees to notify ADI if Servicer registration as an investment adviser is terminated; or

(ii) an entity exempt from broker-dealer status under applicable laws (including, but not limited to, a bank or trust company) in good standing.  Servicer further agrees to comply with all applicable Federal and state laws, rules, and regulations of applicable regulatory agencies having jurisdiction (including, but not limited to, the Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules of the NASD, SEC, state securities administrators, and any other regulatory body); and

Servicer represents that Servicer is qualified to sell shares in the various jurisdictions where it transacts business.  Servicer represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Servicer's obligations under this Agreement and to receive compensation, if any, therefore, and Servicer will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(b)  Nothing in this Agreement shall cause Servicer to be ADI's partner, employee, or agent, or give Servicer any authority to act for ADI, the Company, or a Fund.  Neither ADI nor the Company shall be liable for any of Servicer's acts or obligations under this Agreement.

5.    Information Relating to the Funds.

(a) No person is authorized to make any representations concerning a Fund's shares except those contained in such Fund's then-current Prospectus, and in buying shares from ADI or selling shares to ADI hereunder, Servicer shall rely solely on the representations contained in the then-current Prospectus.  Upon Servicer's request, ADI will furnish Servicer with a reasonable number of copies of a Fund's then-current Prospectus(es) and/or SAIs (including any supplements thereto).

(b) Servicer may not use any sales literature or advertising material (including material disseminated through radio, television, or other electronic media) concerning a Fund's shares, other than a Fund's then-current Prospectus or such printed information that is given to Servicer by ADI, without first obtaining ADI's written approval.  Servicer shall not distribute or make available to the general public any printed information furnished by ADI which is marked "FOR INVESTMENT ADVISER USE ONLY" or "FOR INVESTMENT PROFESSIONAL USE ONLY" or which otherwise indicates that it is confidential or not intended to be distributed to the general public.

6.   Indemnification.  ADI and Servicer (each an "Indemnifying Party") will indemnify and hold the other party and its directors/trustees, officers, employees, and agents harmless from any claim, demand, loss, expense (including reasonable attorney's fees), or cause of action resulting from the willful misconduct or negligence, as measured by industry standards, of the Indemnifying Party, its agents, and employees, in carrying out its obligations under this Agreement.  This provision will survive the termination of this Agreement.

7.   Duration.  This Agreement, with respect to each Plan, will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of the Company's Directors/Trustees who are not interested persons (as defined in the 1940 Act), or a majority of the outstanding shares of a Fund, vote to terminate or not to continue a Plan.  This Agreement, other than with respect to a terminated Plan, will continue in effect from year to year after its effective date, unless terminated as provided herein.

8.   Amendment and Termination of Agreement.  Either party to this Agreement may terminate the Agreement without cause by giving the other party at least thirty (30) days' written notice of its intention to terminate.  This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).  ADI may change or amend any provision of this Agreement by giving Servicer written notice of the change or amendment.

9.   Arbitration. In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Denver, Colorado, in accordance with the NASD's Code of Arbitration Procedures in effect at the time of the dispute.  The arbitrators shall act by majority decision, and their award may allocate attorneys' fees and arbitration costs between ADI and Servicer. The arbitrators' award shall be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.

10. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or a similar means of same day delivery (with a confirming copy by mail).  All notices to ADI shall be given or sent to ADI at ADI offices located at 1625 Broadway, Suite 2200, Denver, Colorado 80202, Attn: General Counsel.  All notices to Servicer shall be given or sent to Servicer at the address specified by Servicer herein.  Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

11. Market Timing.  Servicer represents that it has and agrees to maintain policies and procedures reasonably designed to identify and prevent customers from abusive short-term trading arbitrage activity ("Market Timing") in connection with the purchase, exchange, and sales of a Fund's shares or in connection with engaging in arbitrage activity to the detriment of long-term shareholders.  Servicer agrees that it will not assist or facilitate Market Timing activity on behalf of customers as described in a Fund's then-current Prospectus and agrees to cooperate with ADI and the Company to identify and prevent the Servicer's customers from such Market Timing or arbitrage activity.

12. Anti-Money Laundering Program.  Servicer hereby certifies that: (i) it understands that pursuant to various U.S. regulations, it is required to establish an anti-money laundering program, which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA Patriot Act"); (ii) Servicer has developed, implemented, and will maintain such an anti-money laundering program, including a customer identification program consistent with the rules under sec. 326 of the USA Patriot Act, and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program; (iii) Servicer will cooperate with ADI and deliver information reasonably requested by ADI concerning shareholders that purchased a Fund's shares sold by Servicer necessary for ADI or the Company to comply with the USA Patriot Act; and (iv) Servicer will notify ADI, in writing, if it is found, by its Compliance Officer, independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the USA Patriot Act, any regulation implementing the USA Patriot Act, or its anti-money laundering program.

Notwithstanding anything to the contrary, if Servicer is exempt from the requirement to develop, implement, and maintain anti-money laundering policies that comply with the USA Patriot Act in which case Servicer agrees to cooperate with ADI or the Company and deliver information reasonably requested by ADI or the Company concerning shareholders that purchased shares sold by Servicer necessary for ADI and the Company to comply with either's internal policies, the USA Patriot Act and relevant rules and regulations.

Servicer acknowledges that ADI or the Company may reject or refuse orders for the sale of shares with respect to customers for which Servicer serves as nominee if Servicer has not adopted and does not implement anti-money laundering policies and procedures as required by the USA Patriot Act.

13. Regulation S-P.  In accordance with Regulation S-P, if non-public personal information regarding customers/shareholders is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.  Any privacy notice that Servicer delivers to customers/shareholders will comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law.  This provision will survive the termination of this Agreement.

14. Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of shares or any other subject covered by this Agreement.

15. Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby.  Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

16. Waiver.  Failure of ADI or the Company to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

17. Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

18. Applicable Law.  This Agreement shall be construed in accordance with the laws of the state of Colorado, without giving effect to principles of conflicts of law.

19. Effective Date.  This Agreement shall become effective as of the date when it is accepted and dated below by ADI.

                      IN WITNESS WHEREOF, the Parties' authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement's terms and conditions.

ACCEPTED AND AGREED:

SERVICER:   __________________________

Signature:

Name:

Title:

Address:  __________________________________

__________________________________________

NSCC Dealer #                                                                Fax Number:

NSCC Dealer Alpha Code                                                Date:

                                                                                         Mutual Fund Coordinator/
NSCC Clearing                                                                 Primary Contact:

Phone Number:

ALPS DISTRIBUTORS, INC.

By:

Name:

Title:

Effective Date:

Exhibit (e)(3)

SCHEDULE A

The following Fund(s) of the Company are available for distribution pursuant to this Agreement:

Westcore Equity Funds

Westcore MIDCO Growth Fund

Westcore Growth Fund

Westcore Select Fund

Westcore International Frontier Fund

Westcore Blue Chip Fund

Westcore Mid-Cap Value Fund

Westcore Small-Cap Opportunity Fund

Westcore Small-Cap Value Fund

Westcore Bond Funds

Westcore Flexible Income Fund

Westcore Plus Bond Fund

Westcore Colorado Tax-Exempt Fund

AGREEMENT FEE SCHEDULE

Name of Fund	DEALER COMPENSATION

Westcore Equity Funds
Westcore MIDCO Growth Fund	None
Westcore Growth Fund	None
Westcore Select Fund	None
Westcore International Frontier Fund	None
Westcore Blue Chip Fund	None
Westcore Mid-Cap Value Fund	None
Westcore Small-Cap Opportunity Fund	None
Westcore Small-Cap Value Fund	None

Westcore Bond Funds
Westcore Flexible Income Fund	None
Westcore Plus Bond Fund	None
Westcore Colorado Tax-Exempt Fund	None